Exhibit 99.1

TOR Minerals Enters Into Distribution Agreement with Mayan Pigments, Inc.

CORPUS CHRISTI, TX, February 27, 2006 - TOR Minerals International (Nasdaq: TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced that it has signed an agreement to distribute a line of pigments developed by Mayan Pigments, Inc. of El Paso, TX.  Mayan Pigments, Inc. is a private company that has evolved from work done at the University of Texas-El Paso to reconstruct the unique vibrant blue color developed by the Maya civilization more than 1000 years ago, using an inorganic and organic component to produce a highly stable hybrid pigment.

 Using similar Maya-based technology, Mayan Pigments, Inc. has produced not only blue, but an entire color palette of environmentally friendly hybrid pigments that exhibit a broad range of exceptional and superior performance in many applications trademarked Mayacrom™ Pigments.

"The blue color developed by Mayan Pigments, Inc. is an incredible reproduction of the blue pigment developed by the Mayans, and until now could not be duplicated," said Mr. Richard Bowers, chief executive officer of TOR Minerals.  "We are constantly looking for innovative products to offer to our customers, and we are truly excited about the potential of the Mayacrom™ Pigment line.

"We anticipate a strong market demand for these unique, distinctive colors, with particularly strong interest in the plastics, paints and coatings markets," said Mr. Bowers.

"TOR Minerals has established itself as an innovation leader in developing niche products in the pigments industry and is the perfect partner for us to introduce the Mayan colors to a broader audience," said Mr. Gary Williams, president of Mayan Pigments.  "We believe that any, and every user of organic and inorganic colors should be interested in using these products."

Under the terms of the agreement, TOR Minerals will distribute the full line of Mayacrom™ colors, including the signature Maya Blue color so striking in Maya artifacts.

TOR Minerals will begin to sell the Mayan colors in April 2006.  Full product availability is expected by May 2006.  More information regarding the Mayacrom™ product line is available on-line at www.mayanpigemnts.com or by calling (915) 747-6122.

Mayan Pigments, Inc. is a private company headquartered in El Paso, Texas.  It holds the exclusive worldwide license rights from the University of Texas at El Paso for patents, intellectual property and technology to produce and market a broad range of inorganic/organic hybrid pigment colors that contain no heavy metals, utilize an innovative, environmentally friendly manufacturing process and exhibit a broad range of unique and superior performance in many applications.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

Dave Mossberg

Beacon Street Group, LLC

(817) 310-0051